Exhibit 99.1

X4 Pharmaceuticals Secures Up to $150 Million Senior Debt Facility with K2 HealthVentures

- Repayment of Existing Loan Facility Completed -
- Strengthens Financial Flexibility with Access to Funding for Corporate and Commercial Activities -
- Expect Completion of Enrollment in Phase 3 4WARD trial by Year-End 2026 and Topline Data in H1 2028 -

BOSTON, October 8, 2026 – X4 Pharmaceuticals (Nasdaq: XFOR), a company focused on improving the lives of people with rare hematology diseases, today announced that it has entered into a senior secured term loan facility of up to $150 million with K2 HealthVentures LLC (“K2HV”), an alternative investment firm that provides flexible, long-term financing solutions in the life sciences and healthcare industries. The K2HV facility replaces a prior loan agreement and strengthens X4's financial flexibility.

The first tranche of $80 million funded at closing and was used to repay in full all obligations, including $75 million of principal and related fees, under the Company’s prior loan and security agreement, along with associated closing costs. An additional $70 million may be made available to X4 at the Company’s request, subject to approval by K2HV and other conditions. The new K2HV facility provides a larger total facility size, a longer interest-only period, and a 48-month maturity to support corporate activities, including the potential future commercial launch of mavorixafor in chronic neutropenia.

“Our partnership with K2 HealthVentures strengthens our capital position and gives us a solid financial foundation as we advance mavorixafor toward potential FDA approval and a commercial launch in chronic neutropenia,” said David Kirske, Chief Financial Officer of X4. “The new structure provides additional flexibility on more favorable terms and is aligned with our strategic priorities. We expect to reach several key milestones in the near term, including completing enrollment in our Phase 3 4WARD trial this year and reporting topline results in the first half of 2028. We are executing with focus, discipline, and a clear line of sight to what matters most.”

“We are pleased to partner with X4 Pharmaceuticals as it advances mavorixafor for the potential treatment of people living with rare hematology diseases. This financing reflects our strategy of serving as a long-term financing partner to innovative life sciences companies, and we look forward to supporting X4’s next phase of growth,” said Parag Shah, Founding Managing Director and Chief Executive Officer of K2 HealthVentures.

Additional details regarding the loan agreement will be included in filings with the U.S. Securities and Exchange Commission (SEC). For more information, please visit the Company’s Investor website, which includes SEC filings and other data sources.

About X4 Pharmaceuticals

X4 Pharmaceuticals is a company focused on improving the lives of people with rare hematology diseases by developing and commercializing innovative therapies in areas with significant unmet needs. Leveraging expertise in diseases of the immune system and CXCR4 biology, X4 has successfully developed mavorixafor, an orally available CXCR4 antagonist that is commercially available in the U.S. as XOLREMDI® in its first indication. The Company is currently conducting a global, pivotal Phase 3 clinical trial (4WARD) evaluating mavorixafor in chronic neutropenic disorders. The U.S. FDA has granted Fast Track designation to mavorixafor for the treatment of chronic neutropenia. X4 is headquartered in Boston, Massachusetts. For more information, please visit www.x4pharma.com.

X4 Forward Looking Statements

This press release contains forward-looking statements within the meaning of applicable securities laws, including the Private Securities Litigation Reform Act of 1995, as amended. These statements may be identified by the words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target,” or other similar terms or expressions that concern X4’s expectations, strategy, plans, or intentions. Forward-looking statements include, without limitation, implied or express statements regarding the anticipated use of proceeds from the K2HV loan facility, the availability of additional tranches under the facility, the potential extension of the interest-only period, the sufficiency of the Company’s cash resources and its expected cash runway, the potential addressable market for moderate and severe chronic neutropenia, the expected timing for completion of enrollment in, and topline data from, the 4WARD trial, the timing for launch of mavorixafor in chronic neutropenia and future plans for the Company. Any forward-looking statements in this press release are based on management’s current expectations and beliefs. These forward-looking statements are neither promises nor guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond X4’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements, including the risks that: X4 may not satisfy the conditions required to access additional tranches under the K2HV facility or obtain K2HV’s approval of such draws; X4 may be unable to comply with the covenants under the loan agreement, including minimum cash and minimum revenue covenants; the interest-only period may not be extended if first commercial U.S. sales of mavorixafor in chronic neutropenia are not achieved on the anticipated timeline; changes in the prime rate may increase X4’s interest expense; enrollment in the 4WARD trial may not be completed, and topline data may not be reported, within the expected timeframes, or at all; and other risks and uncertainties, including those described in the section entitled “Risk Factors” in X4’s most recent Annual Report on X4’s Form 10-K, as well as in other filings X4 makes with the Securities and Exchange Commission, including its quarterly reports on Form 10-Q, from time to time. X4 undertakes no obligation to update the information contained in this press release to reflect new events or circumstances, except as required by law.

X4 Investor Contact:
Remy Bernarda
Jenny Kobin
IR Advisory Solutions
IR@X4pharma.com

Source: X4 Pharmaceuticals, Inc.